Exhibit 99.1

Northann Corp. Announces NYSE American's Acceptance of its Strategic Listing Optimization Plan

Fort Lawn, South Carolina, March 2, 2026 – Northann Corp. (NYSE American: NCL) (the "Company"), a technology innovator and producer of sustainable, natural material-based products for interior finishes, today announced that on February 24, 2026, it received an official notification from the NYSE American LLC (the “NYSE American”) accepting the Company’s strategic plan to regain compliance with the NYSE American’s listing standards . This acceptance letter granted the Company until June 8, 2027 (the “Plan Period”), to regain compliance with the continued listing standards.

During the Plan Period, the Company plans to maintain close, collaborative communication with the NYSE American, sharing periodic updates on its strategic milestones. If the Company does not regain compliance with the NYSE American listing standards by June 8, 2027, or if the Company does not make sufficient progress consistent with the Plan during the Plan Period, then NYSE American may initiate delisting proceedings. The Company's management is actively executing a comprehensive 2026 roadmap to enhance shareholder value. This includes the recently announced strategic expansion into major North American retail channels, synergistic partnerships such as the collaboration with globally renowned manufacturers in USA, and the continuous optimization of its capital structure. These initiatives reflect the Company's steadfast commitment to following the NYSE American guidelines while scaling its business.

The Company’s shares of common stock, par value $0.001 per share, will continue to be listed and traded on the NYSE American during the Plan Period, subject to the Company’s compliance with the other listing requirements of the NYSE American. The Acceptance Letter does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission (“SEC”).

Additional details regarding the Acceptance Letter from the NYSE American are included in, and the description above is qualified in its entirety by, the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2026.

About Northann Corp.

Headquartered in Fort Lawn, South Carolina, the Company is a leader in additive manufacturing and 3D printing technologies for the building materials and home improvement industry. Through its flagship brand, Benchwick, and proprietary solutions such as Infinite Glass and the eco-friendly Blue11, the Company provides highly innovative flooring, cabinetry, and other construction products. the Company boasts a robust portfolio of over 60 granted or pending patents, underscoring its steadfast dedication to environmental responsibility and sustainable innovation.

Investor Relations Contact:

Northann Corp.

ir@northann.com

916-573-3803